EXHIBIT 99.1
NEWS RELEASE

Contact: Pamela S. Hendry
Senior Vice President & Treasurer
310-788-1970
ILFC AMENDS UNSECURED REVOLVING CREDIT FACILITIES
TOTALING $4.5 BILLION
          Century City, CA, April 19, 2010 — International Lease Finance Corporation (ILFC) announced that it has amended its two unsecured revolving credit facilities totaling $4.5 billion.
          The $2.5 billion facility originally maturing in October 2011 has been amended so that $2.155 billion of debt now matures in October 2012. The amendment also increases the limitation on liens from 12.5% of Consolidated Tangible Net Assets to 35%, giving the company significant flexibility to issue additional secured debt. As consideration for this amendment, the company has agreed to pay additional fees and to provide collateral to support the loan extension.
          The $2 billion facility maturing in October 2010 has been amended to allow the company to provide collateral to facilitate the extension of the $2.5 billion facility mentioned above.
          These transactions are the latest examples of ILFC’s progress in managing its funding and liquidity needs. Beginning in March of 2010:
•	ILFC successfully raised $1.3 billion in two secured financings;

•	ILFC issued two tranches of unsecured financing totaling $2 billion;

•	As a result of improvements in the capital markets, ILFC increased the size of its unsecured financings by issuing an additional $750 million; and

•	ILFC announced last week the sale of a portfolio of aircraft for an aggregate purchase price of approximately $2 billion.
          Alan Lund, ILFC’s President and Chief Executive Officer, said, “The support of our commercial banks is an important vote of confidence in ILFC’s plans to manage its funding. This transaction brings total liquidity raised to approximately $8 billion generated from debt issuance, sales and debt maturity extensions, all completed in a seven week period.”
          ILFC is the international market leader in the leasing and remarketing of advanced technology commercial jet aircraft to airlines around the world. ILFC owns a portfolio consisting of approximately 1,000 jet aircraft.
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10250 Constellation Blvd, Ste 3400, Los Angeles, CA 90067 Tel: (310) 788-1999 Fax: (310) 788-1990